SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) September 4, 2008

VALLEY NATIONAL BANCORP

(Exact Name of Registrant as Specified in Charter)

New Jersey	1-11277	22-2477875
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1455 Valley Road, Wayne, New Jersey	07470
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (973) 305-8800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 8.01	Other Events

In the second quarter of 2008, Valley National Bancorp (“Valley”) disclosed that it holds Fannie Mae and Freddie Mac perpetual preferred stock with a cost basis of approximately $79 million. Such securities are held in Valley’s available for sale securities portfolio and as such are subject to a potential other than temporary impairment charge. The estimated fair market value of these securities has declined from June 30, 2008 by approximately $40 million as of September 2, 2008, which if recognized would result in a $25.7 million after-tax impairment loss, or approximately $0.19 per fully diluted average common share for the third quarter of 2008. Valley sold a small portion of these securities during the third quarter, bringing its current adjusted cost basis in such securities to approximately $70 million. The aggregate amount of losses and other than temporary impairment that may be incurred on these securities during the third quarter of 2008 is difficult to determine, given the low trading volumes and the significant volatility in the market values of these securities. Based on management’s current projections, a potential other than temporary impairment and loss on these securities would not impact its subsidiary bank’s (Valley National Bank) ability to maintain capital ratios above the “well capitalized” regulatory requirement, or Valley’s ability to pay its regular quarterly cash dividend to common shareholders.

As previously disclosed, Valley owns approximately 100 real estate properties, including operations and branch offices, that have an estimated fair market value of approximately $200 million in excess of their book basis. Valley sold two properties under sale-leaseback transactions during 2007 and recognized substantial gains. Management is currently reviewing certain owned properties with the assistance of various third parties for potential sale-leaseback transactions.

Sale-leaseback transactions allow the monetization of the appreciated fair value of such properties and provide cash for future company growth, including growth in Valley’s loan portfolio. Furthermore, such transactions may result in the recognition of substantial immediate gains for financial statement purposes and allow the company to retain management of the properties over an extended period of time through leases with options to renew. It is contemplated that Valley may complete a sale-leaseback transaction by the end of the fourth quarter of 2008, including up to 25 of its 100 owned properties. There can be no assurance that Valley will complete such a transaction.

This document contains forward looking statements which express management’s belief about operating results and intentions. These forward looking statements are identified by the terms “contemplated”, “projections” and the like. Actual results may differ materially from those forward looking statements. Factors that may cause such results to differ include but are not limited to: unanticipated changes in the financial markets and the resulting unanticipated effects on financial instruments in Valley’s investment portfolio; unanticipated changes in the direction of interest rates; volatility in earnings due to certain financial assets and liabilities held at fair value; the occurrence of an other than temporary impairment to investment securities classified as available for sale or held to maturity; increases in the allowance for credit losses above those currently anticipated; a higher level of net loan charge-offs and delinquencies than anticipated; changes in effective income tax rates; and the inability to take advantage of current tax strategies.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 4, 2008	VALLEY NATIONAL BANCORP

	By:	/s/ Mitchell L. Crandell
Mitchell L. Crandell
Senior Vice President and Controller (Principal Accounting Officer)